Q2 2020 Shareholder Letter August 6, 2020 investor.eventbrite.com The Magic Beans CraftJamBond, CO Embroidery Workshop

Featured Creator Haymarket Books Haymarket Books hosts speaking events that illuminate the intricacies of social justice movements through education and engagement. The owners of this independent, nonprofit book publisher originally planned to open a community events space in Chicago to host in- person speaking events. But when lockdown made their opening impossible, Haymarket Books quickly pivoted to online, donation-based events. They saw a surge of attendees through this new format. A single event featuring Dr. Ibram X. Kendi, author of “How To Be An Anti-Racist” reached 17,000 registrations. "We’ve been pretty amazed by the international audience we’ve tapped into. We’ve had people all over the world watch some of our bigger events, which is just incredible to see." - Dana Blanchard, Haymarket’s event organizer Eventbrite Q2 2020 Shareholder Letter Page 2

Business Update

Second Quarter 2020 Summary

Despite the significant ongoing impacts of COVID-19 and social-distancing on live events, ticket sales on the Eventbrite platform improved in each successive month of the second quarter. Our efforts to assist creators with previously-scheduled events reduced the outstanding advance payout balance by 31% since our initial balance of $354 million on March 11, 2020, with less than $4 million borne by Eventbrite. Our expense reduction program is yielding results ahead of plan, and although we expect paid tickets to trend below normal levels in the near-term, the benefits of our refocused self-service strategy are beginning to yield tangible results.

» **Net revenue of $8.4 million** in the second quarter compared to net revenue of $80.8 million in the prior year. The year-over-year decline was due to reduced ticket sales related to COVID-19 and included a $3.0 million reduction from increased reserves for refunds.

» **Net loss was $38.6 million** for the second quarter compared to a net loss of $14.8 million in the same period last year.

» **Adjusted EBITDA[1] loss of $20.6 million** for the second quarter compared to breakeven in the prior year. Second quarter results include a $5.4 million net benefit from COVID-related accounting items, including an $18.1 million reduction in advance payout reserves.

» **Ticket sales trends showed successive monthly improvement throughout the quarter**, driven by online events and smaller in-person events, underscoring the utility of the Eventbrite platform for creators of a range of live experiences. Restrictions on in-person events, particularly larger gatherings, are expected to continue.

» **Advance payout balance was reduced by $111 million since early March to $244 million** aided by our product, policy and communications initiatives. APO-related refunds and chargebacks funded by Eventbrite totaled less than $4 million over the same timeframe.

» **We issued $150 million in Convertible Senior Notes in June.** The opportunistic capital raise provides additional funding to navigate the current environment.


Self-Sign On Growth
(Paid Ticket Volume)
(72%)
Q2 2019
Q2 2020


Sales (incl. music) Growth
(Paid Ticket Volume)
(91%)
Q2 2019
Q2 2020


Paid Ticket Volume by Channel,
Q2 2020 Mix & Growth
Sales
(incl. music)
(91%) y/y
Self-Sign On
(72%) y/y

[1] Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). See the section in this letter titled "About Non-GAAP Financial Measures" for information regarding Adjusted EBITDA, including the limitations of such measures, and see the end of this letter for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

Eventbrite Q2 2020 Shareholder Letter

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Dear Eventbrite Shareholders

Eventbrite's self-serve technology platform was built to solve the challenges independent creators face in organizing and managing live experiences. Amid the unprecedented pressures that creators face in the wake of the COVID-19 pandemic, our solutions to address their specific needs—including organizing online and free events—are helping them to stay connected to their audiences and keep their businesses running.

Although paid ticket volumes remained well below normal levels due to global restrictions on in-person gatherings, we continued to see healthy creator engagement in the second quarter. Total ticket volume on Eventbrite was 53% of the year-ago level, as tickets to online events increased more than thirty-fold from the second quarter of 2019, and free tickets held at more than 70% of the second quarter of last year's level. As creators and attendees began to adjust to a dramatically changed environment, we saw steady improvement in paid tickets throughout the second quarter, with paid ticket volume growing by 33% from April to May and another 38% from May to June 2020. The constraints of the current environment are propelling smaller and more frequent events, a trend that plays to Eventbrite's positioning and strengths. In the second quarter, the number of events hosted per creator grew 55% compared to last year, and the average number of attendees per event held steady.

While these signs are encouraging, we expect the recovery of live events will be neither quick nor linear. With that in mind, we further strengthened our financial position in the second quarter, issuing $150 million in Senior Convertible Notes and executing ahead of plan on the $100 million-plus annualized expense savings program announced previously. The product, policy, and communications initiatives we launched to manage potential losses associated with our advance payout program also helped hold chargebacks to under $4 million since COVID-19 began to impact the program. Our liquidity position and cash conservation enable us to confidently focus on serving creators and executing our long-term strategy.

On the cover

Beanstalk Music and Mountains Festival

When COVID-19 made hosting a music festival nearly impossible, the founders of Colorado's annual Beanstalk Music & Mountains Festival didn't back down. Instead, they improvised, reimagining the event as a drive-in concert called Beanstalk: At the Drive-In. "We put a lot of work into Beanstalk, so we put all our energy into trying to make something happen," said Scott Hachey, the festival's co-founder and the guitarist for headlining band The Magic Beans. Tickets sold out hours after June's drive-in event was announced, as some attendees converted festival tickets into drive-in tickets. The two-day event was so successful that they added a second event in July. Events at drive-in movie theaters have grown 120% on the platform this year. With ingenuity and a rapid response, Beanstalk proved that live music can happen safely — and successfully — during a global pandemic.

Eventbrite Q2 2020 Shareholder Letter

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The appeal of our product was key to maintaining strong creator engagement in the second quarter and will be even more important in the years ahead. To meet the current and future needs of our creators, we are advancing our product development initiatives. We plan to deliver more functionality for frequent creators, a powerful and intuitive self-service experience, and tools to help creators navigate a profoundly changed events environment. During this period of reduced activity, we are also enhancing our technical infrastructure to improve performance and reliability in the long term. By delighting creators with an intuitive, reliable, and secure ticketing experience, we believe we will keep them coming back to Eventbrite for years to come.

Serving mid-market creators

In order to solve our creators' needs, it's important to first understand who they are. Eventbrite creators are predominantly small teams, composed of 10 or fewer people. Most find their way to Eventbrite by keyword search, on the recommendation of other creators, or through their own Eventbrite experiences as attendees. Prior to coming to Eventbrite, many of our creators used cobbled-together solutions, including generic email and spreadsheet programs, to track attendees and ticket sales.

As we noted last quarter, frequent creators are our most valuable customers. Last year, they drove nearly two-thirds of all Self-Sign On ("SSO") ticket fees and 96% of frequent creators came through the SSO channel. On average, frequent SSO customers hold 3-4 paid events per month. After discovering our platform's powerful efficiency, many of our frequent SSO creators make Eventbrite an integral part of their businesses, with 40% of frequent creators having used the platform consistently for three or more years.

Eventbrite's nimble, efficient, and cost-effective platform uniquely positions us to serve the needs of these creators as the live events industry stages its recovery. We are particularly committed to delivering powerful self-service features, designed for the most frequent creators and driving attendees to creators' events.



Santa Clara County Fire Department

The real-life superheroes at the Santa Clara County Fire Department (SCCFD) do more than show up when you need them most. In addition to providing emergency response services to seven cities and towns within the largest county in Northern California since 1947, SCCFD hosts free community education and preparedness programs via Eventbrite, including preparing residents for medical emergencies, crime prevention & home fire safety, and wildland preparedness to name a few. The department has even pivoted amidst the pandemic and offers paid online blended learning CPR training classes. With over 40 events already completed this year, SCCFD continues to go above and beyond to keep their communities safe.

Eventbrite Q2 2020 Shareholder Letter

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Satisfying our most valuable creators' needs

Ensuring the satisfaction of frequent creators on the platform has the potential to drive significant long-term value through greater retention. As we indicated last quarter, if each frequent creator that published a paid event in 2019 hosted an additional event on Eventbrite, the ticket fees from those events would generate nearly $20 million in incremental high-margin revenue. To help realize that value, we are providing creators with an expanding array of essential features.

Our recent surveys indicate creators want an intuitive user experience that makes it easy to manage multiple events, track and engage attendees, and analyze the performance of their events. Our product team has begun to evolve our platform to make it even easier to plan and manage multiple and repeating events.

For example, recently-introduced team management tools enable Eventbrite users to collaborate more efficiently and customize user access across their organizations. We are also giving creators more intuitive event reporting and analytical insights to power their decision making. We believe that providing these and other power features will deliver compelling value to our frequent creators that will drive profitable long-term revenue.

Standing with creators in any environment

Creators face unique challenges in the current operating environment. They need to stay connected to their attendees and be responsive to their needs. We are delivering the features to ensure they can do just that. Our tools to create and manage online events provide a great example. Since the pandemic began, we have helped creators satisfy consumers' strong demand for unique live experiences with millions of online events. Savvy small business owners like our Featured Creator, Haymarket Books, have even leveraged Eventbrite's strong SEO presence to expand their audiences. In fact, in a recent survey, nearly one-third of our online event attendees indicated they were not previously familiar with the creator hosting that event.


STOP POLICE BRUTALITY!!
ENOUGH
IS THIS THE MOMENT?
BLACK LIVES MATTER
A CONVERSATION BETWEEN
RESMAA MENAKEM & DR. ROBIN DIANGELO

Education for Racial Equity

Education for Racial Equity was formed in 2018 to bring together two bodies of work: the systemic analysis of white supremacy and interpersonal racial sensitivity work. This year, the non-profit organization began hosting educational events on Eventbrite. Holding space for all racial groups, ERE has sold over 5,000 tickets and allocates all post-production profits to an advisory council of BIPOC leaders for redistribution back into communities of color around the country. Since moving to virtual events, ERE has been able to reach a larger audience, both nationally and internationally, to provide education on systemic racism.

Eventbrite Q2 2020 Shareholder Letter

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For many of our customers, effectively managing communication for their already-scheduled events has been critical in maintaining relationships with attendees. To aid creators, we have introduced features that allow them to easily reschedule events, fund and process ticket refunds, and stay in contact with ticket buyers. In July, we announced a new feature that allows creators to offer credits to their future events as an alternative to a cash refund for ticket buyers. We are also helping creators with timely content. Since its launch in mid-June, our COVID-19 Safety Playbook has generated significant interest and helped creators navigate the rapidly changing environment with greater confidence. We believe compelling features such as these and the fortitude of Eventbrite’s independent creators will enable us to advance our share of mid-market events. As we look beyond the current environment, we are focused on providing the tools creators will need to make their events successful. Even prior to COVID-19, 84% of creators we surveyed indicated a desire to grow their audiences. We are developing new features and tools to drive demand to their events. The “Follow” feature that we launched at the end of last year provides an excellent example of how we can leverage our presence among attendees to deliver attendees to creators’ events. Today, roughly one million Eventbrite users are following at least four event creators on the platform, and 1 in 7 of those users has been ticketed to an event. Strong leadership to accelerate our product-driven strategy We are excited to welcome Vivek Sagi to our executive team as Chief Technology Officer, effective August 11. Vivek brings more than 20 years of experience as both a serial entrepreneur and a successful technology leader of globally distributed and high performing engineering teams. Vivek joins the company from RetailMeNot where he served as chief technology officer since 2018. Prior to RetailMeNot, Vivek held leadership positions at Amazon, first as the chief technology officer of Woot.com, an Amazon company, and then as Vivek Sagi the global head of product and engineering for Amazon Business Procurement Chief Technology Officer Solutions. Vivek’s proven leadership will help to advance our self-service platform and product-driven strategy for event creators and consumers. Eventbrite Q2 2020 Shareholder Letter Page 7

In Summary The resilience and ingenuity of our creators continue to inspire. In the face of great challenge, Eventbrite creators are leveraging our platform to evolve their businesses and deliver unique live experiences to satisfy the immutable desire for meaningful human connection. No matter the environment mid-market creators operate in, Eventbrite will provide them with the platform and tools to delight their attendees, now and in the years to come. Sincerely, Adventure Cinema The drive-in movie has been revived Julia Hartz Lanny Baker in 2020, and Adventure Cinema in the CEO CFO UK has smartly pivoted their outdoor- film business model to this distancing- friendly format. Adventure Cinema has launched their drive-in cinema experience in over 20 locations across the UK, each with multiple showings of films like A Star Is Born, Dirty Dancing, and The Lion King. With over 47,000 paid tickets sold in 2020 alone, this creator is clearly tapping into a new trend that’s a natural fit for the new social landscape. Eventbrite Q2 2020 Shareholder Letter Page 8

Financial Discussion

All financial comparisons are on a year-over-year basis unless otherwise noted. Financial statement tables can be found at the end of this letter.

Second Quarter Results

Net Revenue

Net revenue was $8.4 million in the second quarter of 2020, a 90% decrease from $80.8 million in the same period in the prior year. Second quarter Net revenue includes a $3.4 million impact from COVID-19 related expenses: a $3.0 million increase in reserves for expected refunds and a $0.4 million increase in reserves for uncollectible services revenue.

Revenue trends improved throughout the quarter, driven in part by a six-fold increase in paid tickets for online events from the first quarter of 2020 and a tripling of paid tickets for in-person events from April to June. Revenue per paid ticket was $1.79 compared to $3.04 in the year-ago quarter, owing to an increase in refunds and an increase in reserves for expected future refunds recorded in the quarter.

Net Revenue [2][3]:


$81M
$82M
$83M
$49M
$8M
20%
11%
9%
(40%)
(83%)
Q2 2019
Q3 2019
Q4 2019
Q1 2020
Q2 2020

Net revenue impact	Recorded Amount ($M)
Increased reserve for expected refunds	($3.0)
Reserve for uncollectible services revenue	(0.4)
Total net revenue impact	($3.4)

Paid Ticket Volume

Paid ticket volume declined 82% compared to the second quarter of 2019, as live events were severely limited by shelter-in-place mandates around the globe. Paid ticket volume from Self-Sign On customers declined 72% year to year and accounted for 73% of paid ticket volume in the second quarter compared to 46% in the second quarter of the prior year. Paid ticket volume from Sales customers (which includes all verticals, including Music) declined 91% year to year.

Paid ticket volume trends improved from 1.1 million in April, to 1.5 million in May, and 2.1 million in June 2020, as creators resumed activity with online events and small gatherings. Similarly, free tickets increased from 9.6 million in April, to 11.5 million in May, and to 14.9 million in June, demonstrating the continued appeal of Eventbrite's platform.

Paid Tickets [2]:


27M
27M
29M
22M
5M
15%
13%
8%
(18%)
(-82%)
Q2 2019
Q3 2019
Q4 2019
Q1 2020
Q2 2020

[2] Percentages represent year-over-year growth.
[3] The Q2 2019 growth rate excludes the effects of the Q2 2018 Ticketfly cyber incident.

Eventbrite Q2 2020 Shareholder Letter

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Gross Profit

Gross profit swung from $49.6 million in the second quarter of 2019 to a $1.7 million loss in the second quarter of 2020, reflecting the $72.4 million decline in revenue year to year. Second quarter cost of revenue also included a $0.1 million net increase from COVID-19 related impacts, as $1.0 million in refunded payment processing fees were offset by $1.1 million in severance and post-termination benefits.

Operating Expenses

Operating expenses were $34.4 million in the second quarter of 2020 compared to $65.0 million in the same period in 2019. We reduced our reserves for estimated losses from advance payout refunds and chargebacks from $77.0 million at the end of the first quarter to $58.9 million at the end of the second quarter, recording an $18.1 million reduction of reserves in operating expenses to reflect the reduction in the advance payout balance from the end of the first quarter of 2020. The balance of the year to year reduction in operating expense was primarily due to the company's previously announced expense savings program.

Product development expenses for the second quarter of 2020 decreased 10% compared to the same period in 2019, to $15.0 million. Excluding $1.8 million in expenses related to severance and post-termination benefits, product development expenses were $13.2 million in the second quarter of 2020, a 21% decline year to year.

Sales, marketing and support expenses went from $26.1 million in the second quarter of 2019 to a gain of $3.1 million in the second quarter of 2020, primarily due to the above-mentioned $18.1 million reversal of refund and chargeback reserves. Excluding the reserve reversal and a $3.4 million expense for severance and related costs, Sales, marketing and support expenses were $11.6 million in the second quarter of 2020.

General and administrative expenses were $22.5 million in the second quarter of 2020, relatively flat in comparison to $22.3 million in the second quarter of 2019. Excluding expenses for severance and post-termination benefits, General and administrative expenses declined to $21.7 million in the current quarter. We also recorded a $1.9 million expense in the current quarter related to the expected settlement of the federal shareholder class action lawsuit related to our IPO.

Gross Profit [2]:


$50M
$49M
$49M
$21M
($2M)
32%
16%
9%
(58%)
(108%)
Q2 2019
Q3 2019
Q4 2019
Q1 2020
Q2 2020

Gross profit impact	Recorded Amount ($M)
Total net revenue impact	($3.4)
Total cost of revenue impact	(0.1)
Total gross profit impact	**($3.5)**

Operating expense impact	Recorded Amount ($M)
Decrease in reserve for estimated advance payout losses	($18.1)
Severance and post-separation benefits related to expense reduction program	5.9
Impairments & fees	3.2
Expected settlement of federal shareholder lawsuit	1.9
Total operating expense impact	**($7.1)**

Eventbrite Q2 2020 Shareholder Letter

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Net Loss

Net loss was $38.6 million for the second quarter of 2020 compared to a net loss of $14.8 million in the same period last year.

Adjusted EBITDA

Adjusted EBITDA loss was $20.6 million in the second quarter of 2020 compared to breakeven in the second quarter of 2019, due to the above-mentioned decline in paid tickets amid the COVID-19 pandemic. Please refer to the financial tables at the end of this letter for a reconciliation of our net loss to Adjusted EBITDA.

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $546.9 million at the end of the second quarter of 2020, up from $420.7 million at the end of 2019. In June 2020, the company issued $150.0 million aggregate principal amount of 5.000% convertible senior notes due December 1, 2025 in a private offering, inclusive of the initial purchaser's exercise in full of their option to purchase additional notes.

To evaluate Eventbrite's liquidity, we add funds receivable from ticket sales within the last five business days of the period to creator advances and cash and cash equivalents, and then reduce that balance by funds payable and creator payables. On that basis, our available liquidity at June 30, 2020 was $359.8 million compared to $189.5 million at December 31, 2019.

Cash used in operating activities was ($155.3 million) for the twelve months ended June 30, 2020 compared to cash provided by operating activities of $15.4 million for the twelve months ended June 30, 2019. Free cash flow[4] for the twelve months ended June 30, 2020 was ($164.9 million) compared to $2.0 million for the twelve months ended June 30, 2019. We compute free cash flow on a trailing-twelve month basis in order to remove seasonal impacts from the underlying trend. Note that the impacts of increases and decreases to reserves are included within these free cash flow cash flow figures although such changes are non-cash items in the current period.

Adjusted EBITDA:


($0M)
($7M)
($2M)
($120M)
($21M)
Q2 2019
Q3 2019
Q4 2019
Q1 2020
Q2 2020

Adjusted EBITDA impact	Recorded Amount ($M)
Impact to Net revenue	($3.4)
Impact to Cost of net revenue	(0.1)
Impact to Operating expense	7.1
Total Adjusted EBITDA impact	**$3.6**

Available Liquidity	$ in millions
Cash and cash equivalents	$546.9
Funds receivable	5.7
Creator advances, net	10.5
Accounts payable, creators	(203.2)
Funds payable	-
Available liquidity	$359.8

[4] Free cash flow is a financial measure that is not calculated in accordance with GAAP. We calculate free cash flow on a trailing-twelve month basis. See the section in this letter titled "About Non-GAAP Financial Measures" for information regarding free cash flow, including the limitations of such measures, and see the end of this letter for a reconciliation of free cash flow to the most directly comparable GAAP measure.

Eventbrite Q2 2020 Shareholder Letter

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Managing Balance Sheet Impact from Refunds Advance Payout Balance ($ in millions) As of August 5, 2020, the company’s advance payout (“APO”) balance stood at (31%) $244 million, down from the $354 million balance at March 11, 2020, the date the $354 APO program was suspended, and $253 million at the end of the second quarter. $244 The outstanding APO balance declined as associated events occured and as creators initiated refunds to attendees. Our teams also played a significant role helping creators manage proceeds from previously-scheduled events, including facilitating refunds, credits, and other compensation for ticket purchasers. Of the Mar 11 Aug 5 $111 million cumulative reduction in the APO balance, Eventbrite incurred refunds and chargebacks amounting to less than $4 million. We are exploring new ways to make advance payouts to qualified creators who meet strict guidelines and have started making advance payouts available to a small number of low-risk creators on a trial basis. Note: Ticket sale proceeds that we continue to hold on behalf of creators are recorded on our balance sheet as Accounts payable, creators. This account, as well as our cash and cash equivalents, is reduced when an advance payout is made. Eventbrite Q2 2020 Shareholder Letter Page 12

Business Outlook In light of the ongoing COVID-19 pandemic, we continue to expect a substantial year-over-year revenue decline in 2020. While we experienced strength in online events in the second quarter and have seen an increase in smaller events since the April low point, we expect the volume of paid tickets to remain well below normal levels. The expense reduction plan we announced in April 2020 remains on track to yield at least $100 million in annualized expense savings by the fourth quarter of this year. Cash costs excluding processing fees were $36 million in the second quarter of 2020, and we expect to reduce cash costs to between $33-35 million in the third and fourth quarters. We continue to expect restructuring charges related to the expense reduction initiative of $10-14 million on a pre-tax basis for the full year 2020, of which $9 million have been incurred in the first half of 2020. Eventbrite Q2 2020 Shareholder Letter Page 13

Earnings Webcast Eventbrite will hold a conference call and live webcast today at 2:00 p.m. PDT to discuss the second quarter 2020 financial results. To listen to a live audio webcast, please visit Eventbrite’s Investor Relations website at investor. eventbrite.com. A replay of the webcast will be available at the same website. About Eventbrite Eventbrite is a global self-service ticketing and experience technology platform that serves a community of nearly one million event creators in over 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 300 million tickets distributed to more than 4 million experiences in 2019, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Learn more at www.eventbrite.com. The neon icons can be used to convey abstract concepts and work well in presentations. They should feel active and expressive. Feel free to expand on these as you build out the experience. Eventbrite Q2 2020 Shareholder Letter Page 14

Forward-Looking Statements This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Eventbrite, Inc. and its consolidated subsidiaries (the “Company”); the impacts of the COVID-19 global health pandemic, including its impact on the Company, its operations, or its future financial or operational results; the impact of the Company re-centering its business around a self-service model; the Company’s expectations regarding restructuring charges with respect to the workforce reduction implemented in response to the COVID-19 global health pandemic; the Company’s expectations regarding the timing of recovery of paid ticket volumes; growth strategies in the Company’s businesses and products; the Company’s expectations regarding the development of its platform and products; and the Company’s expectations regarding scale, profitability, market trends, and the demand for or benefits from its products, product features, and services in the U.S. and in international markets. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements. Actual results could differ materially from those expressed or implied, and reported results should not be considered as an indication of future performance. The forward-looking statements contained in this letter are also subject to additional risks, uncertainties and factors, including those more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time, including the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. About Non-GAAP Financial Measures We believe that the use of Adjusted EBITDA and free cash flow is helpful to our investors as they are metrics used by management in assessing the health of our business and our operating performance. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with GAAP and have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results of operations as reported under GAAP. In addition, other companies may not calculate nonGAAP financial measures in the same manner as we calculate them, limiting their usefulness as comparative measures. You are encouraged to evaluate the adjustments and the reasons we consider them appropriate. Adjusted EBITDA Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes and in evaluating acquisition opportunities. We calculate Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization, stock-based compensation expense, interest expense, direct and indirect acquisition-related costs, employer taxes related to employee transactions and other income (expense), net which consisted of interest income and foreign exchange rate gains and losses, and income tax provision (benefit). Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital spending that occurs off of the income statement or account for future contractual commitments, (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures and (iii) Adjusted EBITDA does not reflect the interest and principal required to service our indebtedness. In evaluating Adjusted EBITDA, you should be aware that in the future we expect to incur expenses similar to the adjustments in this letter. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results. Free Cash Flow Free cash flow is a key performance measure that our management uses to assess our overall performance. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening our financial position. We calculate free cash flow as cash flow from operating activities, less purchases of property and equipment and capitalized internal-use software development costs, over a trailing twelve-month period. Since quarters are not uniform in terms of cash usage, we believe a trailing twelve-month view provides the best understanding of the underlying trends of our business. Although we believe free cash flow provides another important lens into the business, free cash flow is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. Free cash flow has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as cash provided by operating activities. Some of the limitations of free cash flow include that it may not properly reflect capital commitments to creators that need to be paid in the future or future contractual commitments that have not been realized in the current period. Eventbrite Q2 2020 Shareholder Letter Page 15

Consolidated Statements of Operations ($ in thousands, except per share data)(Unaudited) Three Months Ended Six Months Ended June 30, June 30, 2020 2019 2020 2019 Net revenue $ 8,394 $ 80,758 $ 57,480 $ 162,084 Cost of net revenue(1) 10,094 31,119 38,099 61,684 Gross profit (1,700) 49,639 19,381 100,400 Operating expenses(1): Product development 15,047 16,628 31,218 31,225 Sales, marketing and support (3,073) 26,053 96,842 47,778 General and administrative 22,472 22,287 64,581 47,667 Total operating expenses 34,446 64,968 192,641 126,670 Loss from operations (36,146) (15,329) (173,260) (26,270) Interest expense (3,625) (1,033) (3,637) (2,125) Other income (expense), net 1,186 375 (8,099) 2,555 Loss before income taxes (38,585) (15,987) (184,996) (25,840) Income tax provision (benefit) (1) (1,193) 64 (1,093) Net loss $ (38,584) $(14,794) $ (185,060) $(24,747) Net loss per share, basic and diluted $ (0.44) $ (0.18) $ (2.12) $ (0.31) Weighted-average shares outstanding used to compute net loss per share, basic and diluted 88,410 81,369 87,174 80,049 (1) Includes stock-based compensation as follows: Cost of net revenue $ 207 $ 325 $ 630 $ 569 Product development 3,366 2,187 7,055 4,225 Sales, marketing and support 901 1,246 2,332 2,469 General and administrative 5,137 4,948 10,416 9,570 Total $ 9,611 $ 8,706 $ 20,433 $ 16,833 Eventbrite Q2 2020 Shareholder Letter Page 16

Consolidated Balance Sheets ($ in thousands)(Unaudited) June 30, Dec 31, 2020 2019 Assets Current assets Cash and cash equivalents $ 546,863 $ 420,712 Funds receivable 5,659 54,896 Accounts receivable, net 829 2,932 Creator signing fees, net 1,511 9,597 Creator advances, net 10,532 22,282 Prepaid expenses and other current assets 11,702 14,157 Total current assets 577,096 524,576 Property, plant and equipment, net 15,083 19,735 Operating lease right-of-use assets 18,342 22,160 Goodwill 170,560 170,560 Acquired intangible assets, net 43,948 49,158 Restricted cash 2,230 2,228 Creator signing fees, noncurrent 15,239 16,710 Creator advances, noncurrent 886 922 Other assets 12,291 1,966 Total assets $ 855,675 $ 808,015 Liabilities and Stockholders’ Equity Current liabilities Accounts payable, creators $ 203,222 $ 307,871 Accounts payable, trade 4,144 1,870 Chargebacks and refunds reserve 65,907 2,699 Accrued compensation and benefits 7,068 6,347 Accrued taxes 1,489 5,409 Operating lease liabilities 7,538 9,115 Other accrued liabilities 13,110 16,997 Total current liabilities 302,478 350,308 Accrued taxes, noncurrent 14,444 15,173 Operating lease liabilities, noncurrent 12,998 16,162 Long-term debt 196,581 - Other liabilities 155 557 Total liabilities 526,656 382,200 Stockholders’ equity Common stock, at par 1 1 Additional paid-in capital 886,904 798,640 Accumulated deficit (557,886) (372,826) Total stockholders’ equity 329,019 425,815 Total liabilities and stockholders’ equity $ 855,675 $ 808,015 Eventbrite Q2 2020 Shareholder Letter Page 17

Consolidated Statements of Cash Flows ($ in thousands)(Unaudited) Six Months Ended June 30, 2020 2019 Cash flows from operating activities Net loss $(185,060) $(24,747) Adjustments to reconcile net loss to net cash provided by (used in) operating activities: Depreciation and amortization 11,909 11,969 Amortization of creator signing fees 5,301 4,915 Noncash operating lease expense 3,894 3,933 Accretion of term loan 2,688 223 Stock-based compensation 20,433 16,833 Provision for chargebacks and refunds 84,533 9,951 Impairment charges 8,227 1,899 Provision for bad debt and creator advances 16,224 2,380 Loss on disposal of equipment 2,159 58 Deferred income taxes (82) (745) Changes in operating assets and liabilities: Accounts receivable (1,001) (1,061) Funds receivable 49,237 12,115 Creator signing fees, net (3,901) (9,251) Creator advances, net (913) (8,513) Prepaid expenses and other current assets 1,964 1,783 Other assets 259 (2) Accounts payable, creators (104,649) 50,769 Accounts payable, trade 1,440 956 Chargebacks and refunds reserve (21,325) (9,590) Accrued compensation and benefits 721 (308) Accrued taxes (3,920) (3,525) Operating lease liabilities (4,876) (4,105) Other accrued liabilities (9,338) 3,702 Accrued taxes, noncurrent (647) (1,334) Other liabilities 8 (974) Net cash (used in) provided by operating activities (126,715) 57,331 Eventbrite Q2 2020 Shareholder Letter Page 18

Consolidated Statements of Cash Flows ($ in thousands)(Unaudited) Six Months Ended June 30, 2020 2019 Cash flows from investing activities Purchases of property and equipment (1,230) (3,566) Capitalized internal-use software development costs (2,538) (4,271) Net cash used in investing activities (3,768) (7,837) Cash flows from financing activities Proceeds from issuance of common stock under ESPP 721 2,234 Proceeds from exercise of stock options 11,491 22,954 Taxes paid related to net share settlement of equity awards (453) (706) Principal payments on debt obligations - (11,406) Proceeds from issuance of debt and common stocks, net of issuance costs paid 260,777 (457) Purchase of convertible notes capped calls (15,600) - Payments of finance lease obligations (300) (138) Payments of deferred offering costs - (413) Net cash provided by financing activities 256,636 12,068 Net increase (decrease) in cash, cash equivalents and restricted cash 126,153 61,562 Cash, cash equivalents and restricted cash Beginning of period 422,940 439,400 End of period $ 549,093 $ 500,962 Supplemental cash flow data Interest paid $ 613 $ 1,876 Income taxes paid, net of refunds 475 367 Noncash investing and financing activities Vesting of early exercised stock options $ 241 $ 184 Purchases of property and equipment, accrued but unpaid 226 338 Eventbrite Q2 2020 Shareholder Letter Page 19

Key Operating Metrics and Non-GAAP Financial Measures

($ and paid ticket volume in thousands) (Unaudited)	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Paid ticket volume	4,691	26,538	26,928	53,564
Adjusted EBITDA	$ (20,620)	$ (12)	$ (140,219)	$ 4,046

	Twelve Months Ended June 30, 2020	Twelve Months Ended June 30, 2019
Free cash flow reconciliation		
Net cash provided by operating activities	$ (155,388)	$ 15,379
Purchases of property and equipment and capitalized internal-use software development costs	(9,529)	(13,353)
Free cash flow	$ (164,917)	$ (2,026)

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Adjusted EBITDA reconciliation				
Net loss	$ (38,584)	$ (14,794)	$ (185,060)	$ (24,747)
Add:				
Depreciation and amortization	5,700	5,957	11,913	11,969
Stock-based compensation	9,611	8,706	20,433	16,833
Interest expense	3,625	1,033	3,637	2,125
Direct and indirect acquisition related costs [1]	-	130	-	803
Employer taxes related to employee equity transactions	215	524	695	711
Other (income) expense, net	(1,186)	(375)	8,099	(2,555)
Income tax provision (benefit)	(1)	(1,193)	64	(1,093)
Adjusted EBITDA	$ (20,620)	$ (12)	$ (140,219)	$ 4,046

[1] Direct and indirect acquisition related costs consist primarily of transaction and transition-related fees and expenses incurred within one year of the acquisition date, including legal, accounting, tax and other professional fees as well as personnel-related costs such as severance and retention bonuses for completed, pending and attempted acquisitions.

Eventbrite Q2 2020 Shareholder Letter

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COVID-19 Related Impact to Second Quarter Results ($ in millions) (Unaudited) COVID-19 Actuals related Impact Commentary Q2 2020 Q2 2020 Impact on Net revenue ($3.0) million increase in refund reserve ($0.4) million increase in uncollectible services revenue Net Revenue $ 8.4 (3.4) - Cost of revenue 10.1 0.1 Impact on Cost of revenue = Gross profit (1.7) (3.5) $0.1 million refunded processing fees - Product development 15.0 1.8 Impact on Product development expense $1.8 million in severance and post-separation benefits - Sales, marketing and support (3.1) (14.7) - General and administrative 22.5 4.0 Impact on Sales, marketing and support expense = Operating expenses 34.4 (8.9) ($18.1) million reversal of Advance Payout reserve Loss from operations (36.1) 5.4 $3.4 million in severance and post-separation benefits + Stock-based compensation 9.6 - + Depreciation and amortization 5.7 - Impact on General and administrative expense + Other adjustments 0.2 - $0.8 million in severance and post-separation benefits $3.2 million in impairments and fees = Adjusted EBITDA $ (20.6) 5.4 Total impact of Gross profit ($3.5 million) Total impact on Operating expense: ($8.9 million) Total impact on Adjusted EBITDA: $5.4 million Eventbrite Q2 2020 Shareholder Letter Page 21